                                  (EXHIBIT 11)

                         CONCORDE CAREER COLLEGES, INC.
                        COMPUTATION OF PER SHARE EARNINGS

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

                                                                  Basic EPS                            Diluted EPS
                                                                 Three Months                          Three Months
                                                                Ended March 31,                       Ended March 31,
                                                                ----------------                      ---------------
                                                             2003               2002               2003              2002
                                                             ----               ----               ----              ----
Weighted average shares outstanding ................        5,846,000         3,987,000          5,846,000          3,987,000
Options ............................................                                               395,000            317,000
Debt/nondetachable warrants ........................                                                                1,287,000
Convertible preferred stock ........................                                                                  533,000
                                                      ---------------      ------------       ------------       ------------
Adjusted weighted average shares ...................        5,846,000         3,987,000          6,241,000          6,124,000
                                                      ===============      ============       ============       ============

Net income .........................................  $     1,535,000      $    838,000       $  1,535,000       $    838,000
Interest on convertible debt, net of tax ...........                                                                   27,000
Class B preferred stock accretion ..................                            (52,000)
                                                      ---------------      -------------      ------------       ------------
Income available to common shareholders ............  $     1,535,000      $    786,000       $  1,535,000       $    865,000
                                                      ===============      ============       ============       ============
Net income per share ...............................  $           .26      $        .20       $        .25       $        .14
                                                      ===============      ============       ============       ============
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